UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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T. Rowe Price Group, Inc.

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YOUR VOTE IS IMPORTANT!
Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2009 Annual Meeting of Stockholders.
T. ROWE PRICE GROUP, INC.
100 East Pratt Street
Baltimore, MD 21202
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
April 8, 2009
We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the company’s offices located at 4515 Painters Mill Road, Owings Mills, Maryland, 21117, on Wednesday, April 8, 2009, at 10:00 a.m. At this Meeting, we will ask stockholders to:
1)	elect a Board of nine directors; and

2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009.
Stockholders who owned shares of our common stock as of February 6, 2009, are entitled to attend and vote at the Meeting or any adjournments.
BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary
Baltimore, Maryland
February 25, 2009

PROXY STATEMENT
TABLE OF CONTENTS

Terms Used in This Proxy Statement	1
Introduction	1
Important Notice Regarding the Availability of Proxy Materials	1
Voting Information	1
Voting Requirements	1
Solicitation of Proxies	2
Attending the Meeting	2
Voting and Revocation	2
Proposal 1: Election of Directors	3
Recommendation of the Board of Directors; Vote Required	3
Majority Voting	3
The Nominees; Independence Determinations	4
The Board of Directors and Committees	5
Compensation of Directors	8
Report of the Nominating and Corporate Governance Committee	11
Security Ownership of Certain Beneficial Owners and Management	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
Compensation of Named Executive Officers	15
Compensation Discussion and Analysis	15
Summary Compensation Table	19
2008 Grants of Plan-Based Awards Table	21
Outstanding Equity Awards Table at December 31, 2008	22
2008 Option Exercises Table	24
Equity Compensation Plan Information	24
Report of the Executive Compensation Committee	25
Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2009	25
Recommendation of the Board of Directors; Vote Required	25
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm	26
Audit Committee Pre-Approval Policies	26
Report of the Audit Committee	26
Stockholder Proposals for the 2010 Annual Meeting	27
Stockholder Communications with the Board of Directors	28
Stockholders Sharing the Same Address	28

TERMS USED IN THIS PROXY STATEMENT
“Price Group,” “we,” “our,” and “company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to the members of each respective committee.
“Meeting” refers to the 2009 Annual Meeting of Stockholders, including any adjournment or postponement thereof.
“Price fund” means any mutual fund company or trust organized by T. Rowe Price Associates, Inc., or T. Rowe Price International, Inc., two of the investment adviser subsidiaries within the Price Group family of affiliated companies.
“You” refers to the stockholders of Price Group.
“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to the Price funds.
INTRODUCTION
We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice. The purpose of the Meeting is to:
1)	elect a Board of nine directors; and

2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009.
This proxy statement, proxy card, and our 2008 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2008, form your Meeting package. We sent you this package on or about February 25, 2009.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 8, 2009
This proxy statement and our 2008 Annual Report to Stockholders may also be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://materials.proxyvote.com/74144T.
Stockholders who wish to attend the Meeting in person must follow the instructions on page 2 under the section titled “Attending the Meeting.”
VOTING INFORMATION
Voting Requirements
At the close of business on February 6, 2009, the record date of the Meeting, 255,943,130 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have 5,685 stockholders of record and about 145,000 beneficial stockholder accounts held by brokers, banks or other intermediaries. Each stockholder as of the record date is entitled to cast one vote per share on each Proposal. Under our charter, the right to cast one vote per share may be modified in the case of certain persons and groups beneficially owning or otherwise having or arranging for ownership interest or voting authority with respect to more than 15% of our common stock; we do not believe this provision will apply to any stockholders voting at this Meeting. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall be required to achieve a quorum and transact business. If a quorum of stockholders is present at the Meeting, the following voting requirements will apply:

•	Board Elections. To be elected to serve until our 2010 annual meeting and until his or her successor is elected and qualifies, a director nominee (see page 4) must obtain the affirmative vote of a majority of the total votes cast at the Meeting for and against such nominee. Please see page 3 for a discussion of our majority voting provisions. Stockholders may not cumulate their votes in director elections. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the board elections.

•	Ratify the Appointment of KPMG LLP. Approval of this proposal requires the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.
All votes, however cast, are confidential. We do not know how any person or entity votes a proxy unless this information is voluntarily disclosed.
Solicitation of Proxies
We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, e-mail, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $5,500 plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.
Attending the Meeting
We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you must bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting. No stockholder will be admitted to the Meeting without documentation that allows us to verify ownership.
Voting and Revocation
Registered Holders
If you are a registered holder as of the record date, you will be able to vote your proxy in one of three ways:
1)	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;

2)	by telephone — call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card and the last four digits of your social security number or tax identification number available when you call; or

3)	by using the Internet — as prompted by the menu found at http://www.eproxy.com/trow/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your social security number or tax identification number available when you access this voting site.
Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, or vote your shares using the telephone or Internet, you appoint Messrs. Bernard, Kennedy and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Corporate Secretary (Barbara A. Van Horn, T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1099, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central Time on Tuesday, April 7, 2009. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you still will receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank, or other intermediary.
PROPOSAL 1
ELECTION OF DIRECTORS
In this proxy statement, nine director nominees, all of whom are incumbents, are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR all the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below unless otherwise specified. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.
Majority Voting
We have adopted a majority voting standard for election of our directors. Under our current By-Laws, in an uncontested election a nominee will not be elected unless he or she receives more “for” votes than “against” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will still apply to contested elections.
The Nominees; Independence Determinations
The following are brief biographical sketches of the nine nominees. Unless otherwise noted, all have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years. Nominees who are employees of Price Group also may serve as directors or officers of Price Associates or T. Rowe Price International, each of which is an investment adviser to certain of the Price funds.
The Board of Directors has considered the independence of members not employed by the Price organization and has concluded that Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The NASDAQ Stock Market LLC (NASDAQ). To our knowledge, there are no family relationships among our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence. In addition, in making its determination of independence, the Board applied guidelines which it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:
•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the company or one of its sponsored mutual funds so long as the relationship is on terms consistent with those generally available to other persons doing business with the company; and

•	relationships where a corporation, partnership or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner or member purchases services from the company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the company.
The Board of Directors recommends that you vote FOR all of the following nominees:
Edward C. Bernard, age 53, has been a director of Price Group since 1999, the vice chairman since 2007, a vice president since 1989, the director of the company’s distribution, client service, technology, and communications activities since 2006, and an employee since 1988. He is the chairman of the board of all 58 Price fund companies on which he serves as a director or trustee.
James T. Brady, age 68, has been an independent director of Price Group since 2003, and is the chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the Mid-Atlantic managing director of Ballantrae International Ltd., a management consulting firm, since 1999. Mr. Brady is a director of NexCen Brands, Inc., an owner, manager and developer of intellectual property; Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.
J. Alfred Broaddus, Jr., age 69, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. He is the immediate past president of the Federal Reserve Bank of Richmond from which he retired in August 2004. Mr. Broaddus also is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.
Donald B. Hebb, Jr., age 66, has been an independent director of Price Group since 1999, is the chairman of the Executive Compensation Committee, and serves on the Executive and Nominating and Corporate Governance Committees. Mr. Hebb is the chairman of ABS Capital Partners, a private equity firm. From 1993 until 2007, he was its managing general partner. At a meeting of the independent directors in April 2008, Mr. Hebb was designated to succeed Ms. Whittemore as Lead Director.

James A.C. Kennedy, age 55, has been a director of Price Group since 1996, the chief executive officer and president since 2007, the director of the equity division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president since 1981, and an employee since 1978. He is the chairman of the Executive Committee. Mr. Kennedy served as a director or trustee of 23 of the Price fund companies until April 2006.
Brian C. Rogers, age 53, has been a director of Price Group since 1997, the chairman of the board since 2007, the chief investment officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee. Mr. Rogers serves as a director or trustee of 25 Price fund companies and is the president of three Price fund companies.
Dr. Alfred Sommer, age 66, has been an independent director of Price Group since 2003 and serves on the Executive Compensation and Nominating and Corporate Governance Committees. From 1990 to September 2005, he was the dean of the Johns Hopkins Bloomberg School of Public Health, where he is now dean emeritus and a professor of Epidemiology, Ophthalmology, and International Health. Dr. Sommer also is a director of Becton, Dickinson and Company, a medical technology company.
Dwight S. Taylor, age 64, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. From 1998 to January 2009, he was the president of COPT Development & Construction Services, LLC, a commercial real estate developer which is a subsidiary of Corporate Office Properties Trust. Since January, he has served as the subsidiary’s chief executive officer and will hold this office until his intended retirement on March 31, 2009. Mr. Taylor also is a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry.
Anne Marie Whittemore, age 62, has been an independent director of Price Group since 1995, is the chairperson of the Nominating and Corporate Governance Committee, and serves on the Executive Compensation Committee. She served as Lead Director of the Board from April 2005 to April 2008. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP, and is a director of Albemarle Corporation, a manufacturer of specialty chemicals, and Owens & Minor, Inc., a distributor of medical and surgical supplies.
The Board of Directors and Committees
During 2008, the Board of Directors held seven meetings. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the company’s Corporate Governance Guidelines, the independent directors meet in executive session at each Board meeting. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 10, 2008, attended that meeting, and we anticipate that all nominees will attend the 2009 Meeting.
Corporate Governance
Our Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and other corporate governance materials are available at our Web site, ir.troweprice.com, by selecting “Corporate Governance.”
Codes of Ethics
Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers is filed with the Securities and Exchange Commission, on February 7, 2008, as Exhibit 14 to our Annual Report on Form 10-K.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the company. It is the company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.
Executive Committee
During 2008, Messrs. Kennedy, Rogers and Hebb served on the Executive Committee. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification. The committee did not take any action during 2008.
Audit Committee
Messrs. Brady, Broaddus, and Taylor serve on the Audit Committee, which met five times during 2008. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of NASDAQ and the Securities and Exchange Commission. The Board also has concluded that Mr. Brady, who also is the chairman of the audit committees of each of the three other public companies for which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an audit committee financial expert as established by the Securities and Exchange Commission.
The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.
The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver to, our Code of Ethics for our Principal Executive and Senior Financial Officers. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification, and will not continue past its next contractual termination date unless it is annually re-approved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions which it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.
The report of the Audit Committee appears on page 26.
Executive Compensation Committee
Messrs. Hebb, Brady, Broaddus, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met five times and approved one matter by unanimous consent during 2008. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 25.

Committee Authority
The committee is responsible to the Board, and ultimately to our stockholders, for:
•	determining the compensation of the chief executive officer and other executive officers;

•	reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	overseeing the administration of our Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan;

•	assisting management in designing compensation policies and plans; and

•	reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.
Delegation Authority
The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, a committee comprised of senior officers of Price Group.
Committee Procedures
Early each year the committee meets with the Management Compensation Committee in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 19. At this meeting, the committee determines eligibility for the Annual Incentive Compensation Pool and sets forth the maximum percentage which may be paid to each participant. At its meetings in December and early the following year, the committee evaluates executive performance during the year as part of its determination of appropriate incentive compensation awards.
Consistent with past practice, the committee began consideration of the equity grant program for 2008 at its June meeting, assessing the likely overall size and parameters of the program. The actual grants were made at the regularly scheduled committee meeting in September. In February 2009, the committee reviewed its policies and procedures for the equity grant program and concluded that the retention and other objectives of the program would be better served if the company changed from a single annual equity grant to a bi-annual equity grant. The committee believes this will give it more flexibility in implementing the program and will further align the interest of officers and employees with the interest of stockholders. In addition, a bi-annual grant program will spread the points in time in which participants are exposed to the market and thereby reduce the consequences of a single point in time annual grant.
As a result, on February 12, 2009, the committee authorized option grants for up to 3,250,000 shares and restricted stock and unit grants for up to 217,500 shares to be made to officers and other employees of the company. The committee expects that a second equity award grant will be made in the fall of 2009 and that the initial grants will be approximately 50% of the total grants for the year.
Role of Executive Officers
The committee solicits input from the chief executive officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the chief executive officer regarding the appropriate bonus and salary levels for other executive officers.
Role of Compensation Consultants
Frederic W. Cook & Co., Inc. (“FWCook”) has been the committee’s compensation consultant for many years and was last reappointed in February 2006. They have no relationship with Price Group other than as the committee’s consultant. At the June 2008 and December 2008 meetings of the committee, FWCook provided information regarding current trends and practices in executive compensation in light of the current market environment at corporations similar to Price Group in size and industry focus. In addition, FWCook provided the committee with competitive compensation data that was reviewed at the December meeting and considered when setting compensation for the named executive officers.
Nominating and Corporate Governance Committee
Ms. Whittemore, Mr. Hebb, and Dr. Sommer serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2008. The Board of Directors has determined that all members meet the independence criteria of NASDAQ. The principal purpose and goal of this committee is to maintain and cultivate the effectiveness of Price Group’s Board of Directors and oversee its governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review the compensation of independent directors; and oversee procedures regarding stockholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. A report on the committee’s activities appears on page 11.
Compensation of Directors
The Nominating and Corporate Governance Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. In conducting its review, it consults, as needed, with FWCook or other consultants as well as the Executive Compensation Committee as appropriate to establish whether such compensation is adequate. The following table sets forth information regarding the compensation earned by or awarded to directors who served on our Board of Directors in 2008. Directors who are also officers of Price Group do not receive separate directors’ fees and have been omitted from this table since they appear in our Summary Compensation Table.

	2008 Director Compensation(1)

	Fees Earned	Stock	Option	All Other
Name	in Cash	Awards(3)(4)(5)(6)	Awards(3)(4)(5)(6)	Compensation(7)	Total

James T. Brady	$98,500	$136,276		$10,000	$244,776
J. Alfred Broaddus, Jr.	$95,000	$140,348		$10,000	$245,348
Donald B. Hebb, Jr.	$96,500	$136,276		$10,000	$242,776
Dr. Alfred Sommer	$91,500	$140,348		$10,000	$241,848
Dwight S. Taylor	$95,000 (2)	$140,348			$235,348
Anne Marie Whittemore	$96,500		$138,545	$10,000	$245,045

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2008. All other columns have been omitted.

(2)	Mr. Taylor elected to have his 2008 fees deferred until 2009 pursuant to the Outside Directors Deferred Compensation Plan.

(3)	Represents the compensation cost recognized in our financial statements relating to equity awards granted to each non-employee director. We recognize the full grant-date fair value, calculated as described in footnote four below, as compensation expense over the vesting period of the related award. Each year, our financial statements reflect a portion of the compensation expense relating to awards granted in the current year as well as awards granted in the prior year. Accordingly, each amount in the table includes a portion of the grant-date fair value of the semi-annual grants awarded to each non-employee director in 2007 and 2008. Any portion of the grant-date fair value that has not been recognized in the current year or prior year will be recognized over the remaining vesting period. Each amount also includes in the case of Mr. Broaddus, Dr. Sommer, and Mr. Taylor, the full grant-date fair value of dividend equivalents awarded on their outstanding stock units since they vest immediately.

(4)	The grant-date fair value of stock awards was measured using the grant-date market price of a Price Group common share. The grant-date fair value of options was computed, using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the option-pricing model for the grant years indicated:

	2007	2008
Expected life in years	6.5	8.0
Expected volatility	27%	29%
Dividend yield	1.7%	1.7%
Risk-free interest rate	4.4%	3.2%

(5)	The following represents the equity awards granted to each of the non-employee directors named above in 2008 and their corresponding grant-date fair value as determined in footnote four above. Under the 2007 Non-Employee Director Equity Plan, each director selects the type of award, among stock options, restricted stock, or stock units, that they receive semi-annually. In 2008, Messrs. Brady and Hebb each selected restricted stock while Mr. Broaddus, Dr. Sommer, and Mr. Taylor each selected stock units. The holders of stock units also received dividend equivalents in the form of additional vested stock units on each dividend payment date.

			Number of		Grant Date Fair
		Number of	Securities	Exercise Price of	Value of Stock
		Shares of Stock	Underlying	Option Awards	and Option
Director	Grant Date	or Units	Options	per Share	Awards

Messrs. Brady and Hebb	4/29/08	1,200			$71,424
	10/29/08	1,200			$45,072

Mr. Broaddus, Dr. Sommer,	1/11/08	11			$578
and Mr. Taylor	3/28/08	12			$580
	4/29/08	1,200			$71,424
	6/27/08	15			$871
	9/29/08	18			$875
	10/29/08	1,200			$45,072
	12/30/08	35			$1,167

Ms. Whittemore	4/29/08		4,000	$59.52	$71,080
	10/29/08		4,000	$37.56	$49,440

(6)	The aggregate number of equity awards outstanding as of December 31, 2008 are:

	Stock Awards or
Director	Stock Units	Option Awards	Total

James T. Brady	2,400	16,000	18,400
J. Alfred Broaddus, Jr.	4,898	36,000	40,898
Donald B. Hebb, Jr.	2,400	74,000	76,400
Dr. Alfred Sommer	4,898	46,000	50,898
Dwight S. Taylor	4,898	36,000	40,898
Anne Marie Whittemore	—	86,000	86,000

(7)	Personal gifts matched by our sponsored T. Rowe Price Associates Foundation, Inc. to qualified charitable organizations.
Equity-Based Compensation
Pursuant to the 2007 Non-Employee Director Equity Plan (the “Plan”) approved by stockholders on April 12, 2007, each non-employee director is awarded semi-annual grants of their choice of options to acquire 4,000 common shares of Price Group, 1,200 restricted shares, or 1,200 stock units. Each non-employee director must elect the type of awards to be granted under the Plan by filing an election form with the treasurer of Price Group. The election form remains in effect from year-to-year unless new election form is filed by December 31 of the year preceding the calendar year for which the modification takes effect. These periodic grants will be made as of the close of business on the third business day following the release of Price Group’s first and third quarter earnings. Each of the award types vest, and in the case of options, become exercisable upon the earlier of the non-employee director’s death, one year after the grant date or, in the case of periodic grants in 2009 and thereafter, the day before the annual meeting held in the calendar year after the year in which the grant is made, provided the director continues to be a member of the Board on the applicable date. Options are granted at the fair market value on the dates of grant, can be exercised up to five years after the director is no longer serving on the Board, and have a maximum term of 10 years from the date of grant. Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will credit dividend equivalents in the form of additional vested stock units. The Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change-in-control of Price Group. Upon a change-in-control, any outstanding stock units will be settled in cash or shares at the discretion of the Board of Directors.
Ownership and Retention Guidelines
Each non-employee director is required to hold shares of our common stock having a value equal to three times his or her current cash retainer by February 2012, or within five years of the director’s appointment to the Board, whichever is later. Directors currently in office thus have an ownership goal of $225,000. Directors who join the Board in the future will have an ownership goal of three times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the Plan. Net gain shares are the shares remaining after payment of the option exercise price and taxes owed with respect to the exercise or vesting event. In addition, net gain shares realized under the Plan after the ownership goal is achieved are expected to be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board.
Fees and Other Compensation
In addition to the equity-based awards, non-employee directors receive the following:
•	An annual retainer of $75,000;

•	A fee of $1,500 for each committee meeting attended;

•	A fee of $10,000 and $5,000, for the Chairman of the Audit Committee and each Audit Committee member, respectively;

•	A fee of $5,000 for both the Chairman of the Executive Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee;

•	Directors and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Associates Foundation, Inc. match personal gifts up to an annual limit to qualified charitable organizations. For 2008, non-employee directors were eligible to have up to $10,000 matched; and

•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board of Directors and its committees and related activities, including director education courses and materials.
Pursuant to the Outside Directors Deferred Compensation Plan, non-employee directors can elect to defer payment of their director fees until the next calendar year. Any such election needs to be received prior to the beginning of the year they wish to have deferred.

Report of the Nominating and Corporate Governance Committee
Corporate Governance Developments in 2008
Board Leadership
In 2008, we proposed modifications to the company’s Corporate Governance Guidelines to further develop the role of Lead Director. We clarified that the Lead Director will chair Board meetings at which the chairperson is not present, approve Board agendas and schedules, and oversee Board materials. The Lead Director also chairs all executive sessions of the independent directors, acts as liaison between the independent directors and management, approves Board meeting schedules and oversees the information distributed in advance of Board meetings, is available to the chief legal officer to discuss and, as necessary, respond to stockholder communications to the Board, and calls meetings of the independent directors.
We believe that the Lead Director role in conjunction with our designation of Mr. Rogers as our chairman of the Board, Mr. Bernard as our vice chairman of the Board and Mr. Kennedy as our chief executive officer and president is an appropriate and effective organizational structure for Price Group. Given the nature of our company, and the importance of consensus among our senior management team to the overall direction and performance of the company, we traditionally have allocated senior management of the company among multiple individuals rather than assigning all of these functions to a single person. In this regard, we think it is important for there to be clarity regarding the shared roles and responsibilities and for senior management to have titles that reflect this approach. Accordingly, Mr. Rogers, who is our chairman and presides at all director and stockholder meetings and is authorized to call and set the agenda for those meetings, is also our chief investment officer and a senior portfolio manager. Mr. Bernard, our vice chairman, has primary responsibility for our marketing, distribution, client service and technology activities, as well as our relationship with our sponsored mutual fund boards. Mr. Kennedy, as chief executive officer and president, has overall responsibility for management and direction of the company and works closely with Messrs. Rogers and Bernard with respect to their various areas of responsibility. Each of these individuals also serves on our board of directors, which we believe provides our independent directors with increased exposure to senior management as well as greater insight into the important activities of the company.
We have a strong, independent Board with two-thirds of our Board independent under NASDAQ standards. Every member of the Board is a valued contributor and the fact that the chairman and vice chairman are also company employees does not diminish the influence of the six independent directors. In addition, this committee, the Audit Committee, and the Executive Compensation Committee are all comprised entirely of independent directors, and our Lead Director has significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that this structure serves well the interests of the company and its shareholders.
Non-Employee Director Compensation
In 2008, this committee decided to undertake a review of the market competitiveness of the Board’s non-employee director compensation program. In connection with this review, we retained Pearl Meyer & Partners, an independent compensation consultant, to review the competitiveness of our non-employee director compensation. The analysis conducted by our independent consultant included a review of board and committee retainers and meeting fees, equity awards and total direct compensation, which includes the value of all cash and equity awards. The independent compensation consultant conducted a competitive review of director pay levels and practices at peer companies as well as general industry trends concerning director compensation.
We received a report from the independent consultant which suggested that the compensation approach for our independent directors is generally consistent with peer group practices except compensation retainers paid to committee chairs and for committee participation which possibly trail our peer groups to some degree. After consideration of the report and the current economic environment, we concluded that no change to our non-employee director compensation programs was appropriate for 2009.

We also recommended that the 2007 Non-Employee Directors Equity Plan (the “NED Plan”) and the agreement governing awards under the NED Plan be amended in order to comply with Section 409A of the Internal Revenue Code. Specifically, the NED Plan was amended to impose a six month delay in the settlement of stock units held by a director who terminates his or her service on the Board if the director meets the definition of a “specified employee.” Additionally, in early 2009 we recommended and the Board approved an amendment to the NED Plan to modify slightly the one-year vesting requirement for all future periodic equity grants so that a director will not lose the benefit of a portion of his or her options, restricted stock or stock units in the event of a retirement in the ordinary course at the time of one of our annual meetings.
Board Evaluations
In January 2009, we asked all Board members to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2008. We discussed the results of our evaluations at our meeting on February 12, 2009, and provided a full report to the Board. We plan to continue to conduct evaluations each year, and periodically modify our procedures to ensure candid feedback and respond to future developments.
Corporate Governance Ratings
We continue to monitor the company’s corporate governance ratings in order to assess possible improvements. As a result of this review in 2008, we introduced changes to the responsibilities of our Lead Director.
Director Orientation and Continuing Education and Development
When a new independent director joins the Board, we provide an informal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the company. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, the company may, from time to time, offer continuing education programs in addition to briefings during board meetings relating to the competitive and industry environment and the company’s goals and strategies.
Each director also is encouraged to participate at least once every three years in continuing education programs for public-company directors sponsored by nationally recognized educational organizations not affiliated with the company. The cost of all such continuing education is paid for by the company.
Director Qualifications and the Nominations Process
We believe that the nominees presented in this proxy statement constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future.
This committee supervises the nomination process for directors. We consider the performance, independence, experience, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, and any change in their employment or other circumstances in considering their re-nomination each year. In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding, appropriate candidates.
We identify potential candidates principally through suggestions from the company’s directors and senior management. The chief executive officer and Board members may also seek candidates through informal discussions with third parties.
In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the company.
In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the Securities and Exchange Commission and other applicable law. Candidates expected to serve on this committee or the Executive Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Executive Compensation Committee may also be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms, and must stand for re-election annually.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Recommendations
A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the company’s principal executive offices providing (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of the company’s Amended and Restated By-Laws. The committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.
Nominations
Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws as of February 12, 2009, filed with the Securities and Exchange Commission on February 17, 2009, as Exhibit 3(ii) to a Current Report on Form 8-K.

Anne Marie Whittemore, Chairperson Donald B. Hebb, Jr. Dr. Alfred Sommer
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership of 5% Beneficial Owners
We have no knowledge at this time of any individual or entity owning, beneficially or otherwise, 5% or more of the outstanding common stock of Price Group.

Stock Ownership of Management
The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 6, 2009, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 19, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

	Amount of Beneficial
Name of Beneficial Owner	Ownership		Percent of Class(1)

Edward C. Bernard	1,451,896	(2)	*
James T. Brady	26,800	(3)	*
J. Alfred Broaddus, Jr.	36,248	(4)	*
Donald B. Hebb, Jr.	86,800	(5)	*
James A.C. Kennedy	3,314,137	(6)	1.29%
Kenneth V. Moreland	135,770	(7)	*
Brian C. Rogers	2,787,219	(8)	1.09%
Dr. Alfred Sommer	46,000	(9)	*
William J. Stromberg	1,276,799	(10)	*
Dwight S. Taylor	37,200	(11)	*
Anne Marie Whittemore	84,722	(12)	*

Directors & All Executive Officers as a Group (16 persons)	13,174,828	(13)	5.06%

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*).

(2)	Includes 631,531 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options. Also includes 48,000 shares held by members of Mr. Bernard’s family in which he disclaims beneficial ownership and 186,163 shares held by a trust controlled by Mr. Bernard.

(3)	Includes 2,400 unvested restricted stock awards and 16,000 shares that may be acquired by Mr. Brady within 60 days upon the exercise of stock options.

(4)	Includes 36,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options.

(5)	Includes 2,400 unvested restricted stock awards and 74,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.

(6)	Includes 1,266,121 shares held in trust or by a limited liability company controlled by Mr. Kennedy. Also includes 95,400 shares that may be acquired by Mr. Kennedy and 713,600 shares that may be acquired by a limited liability company controlled by Mr. Kennedy within 60 days upon the exercise of stock options.

(7)	Includes 113,696 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.

(8)	Includes 448,244 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.

(9)	Represents shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options.

(10)	Includes 458,909 shares that may be acquired by Mr. Stromberg within 60 days upon the exercise of stock options.

(11)	Includes 36,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options.

(12)	Includes 78,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.

(13)	Includes 4,277,613 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options. These shares also include 151,582 shares that are held in an account pledged as collateral for an executive officer’s credit facility for which there was an outstanding loan balance of $107,322.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We believe that in 2008 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, of our common stock.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
Our named executive officer (“NEO”) compensation programs are designed to satisfy two core objectives:
•	retaining talented and highly skilled investment professionals; and

•	maintaining a close community of interests between them and our stockholders by linking their total compensation to our corporate performance.
We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise, particularly in times of challenging market conditions of the type currently being experienced. The pool of high-quality candidates is smaller than the leadership needs for us and our competitors, resulting in significant competition for available talent. We consider each of our NEOs to be an invaluable resource, and over many years with us they have developed as a cohesive and complementary management team. We believe it is imperative that our NEO compensation packages remain responsive to the current environment and attractive and competitive in comparison to peer companies.
At the same time, we recognize that NEO compensation should be consistent with the interests of our stockholders. Our NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a relatively small portion of overall compensation. Our compensation programs are designed to reward NEOs for short-term success as well as long-term performance, as measured by the financial performance of Price Group and by the relative investment performance of our investment funds and portfolios. Our compensation programs also are designed to reward for the more intangible, but still critical, contributors to our success, such as corporate integrity, service quality, institutional loyalty, risk management, corporate reputation, and the quality of our team of professionals and the collaboration within that team.
Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. In making these determinations, the committee receives input from FWCook, an independent compensation consultant retained by the committee, who provides information about the competitive market for senior management in the investment management and financial services industries. The committee also receives input from the chief executive officer and other senior executive officers of the company, including information concerning compensation paid to senior officers of the company who are not the NEOs and the relationship of that compensation to available data about compensation paid to senior personnel in other investment management and financial services companies. You can find more information regarding our Executive Compensation Committee and how it operates on page 6.
The discussion below addresses the principal elements of our NEO compensation. Please also consult the compensation tables beginning on page 19 for more detailed information.
Base Salary
We pay base salaries at amounts expected to constitute significantly less than 50% of total compensation, so that the substantial majority of NEO compensation is dependent on our continued success and growth. Each of our NEOs was paid a base salary of $350,000 for 2008, and will be paid the same base salary for 2009.
Incentive Compensation
We strongly believe that NEO compensation should be consistent with the interests of our stockholders, and therefore, should be directly linked to our overall corporate performance as well as our success in achieving our long-term strategic goals. Our senior executives do not have employment agreements or severance or change-of-control agreements. In addition, while our executives participate in a defined contribution retirement plan, we do not provide any supplemental retirement benefits.

Accordingly, we believe that our incentive and equity compensation programs are extremely critical to maintaining the competitiveness of our compensation arrangements, particularly given the absence of supplemental benefits and plans.
We have an Annual Incentive Compensation Pool to provide cash compensation that sets maximum bonus amounts based entirely on performance, and results in cash compensation after review and finalization by the Committee which is based both on current and long-term performance. We also have a stock incentive program that is designed to provide equity compensation primarily linked to longer-term performance.
At the beginning of each year, the Management Compensation Committee, which is made up of the senior executive officers of the company, will, in conjunction with the Executive Compensation Committee of the Board of Directors, identify goals and objectives for the upcoming year. Some of the objectives will be relatively consistent from year to year while others will vary depending upon the initiatives that will be undertaken in that year. All are designed to be consistent with a strategy to manage Price Group toward long-term goals with the objective of a team-oriented structure that operates in the best long-term interests of clients, associates and stockholders. Goals and objectives established for 2008 included the following:
•	Sustain the strong relative investment results of our mutual funds and other investment portfolios;

•	Recruit, train and retain the highest quality associates;

•	Develop strong investment professionals and organizational capabilities to support a long-term diversified investment strategy;

•	Maintain high awareness, positive brand image and our reputation for integrity;

•	Continue to strengthen and capitalize on our diversified distribution strategy;

•	Enhance organizational capabilities to manage planned growth over the long term and the increasing risks presented by the scope and complexity of our business;

•	Implement important capital projects and evaluate other requirements to support future growth; and

•	Maintain a strong relative financial performance.
In assessing the performance of our NEOs during 2008, we considered their performance against these and other objectives and noted the following:
•	Our overall financial performance and condition remained strong despite current market conditions.

•	Our relative investment performance continued at a very favorable level with at least 67% of our funds across their share classes outperforming their comparable Lipper averages on a total return basis for the three-, five-, and 10-year periods ended December 31, 2008, and Morningstar awarding four or five stars to funds accounting for more than 58% of our rated funds’ assets under management.

•	We were successful in our recruiting efforts, including numerous key senior hires, and continued to attract, train, and mentor our high quality staff.

•	We continued to distribute effectively across multiple channels of distribution, and in a challenging environment, had net cash inflows of $17.1 billion for the 2008 year.

•	We successfully managed the completion of the expansion of our facilities in Colorado Springs, the beginning of the expansion in Owings Mills, and developed a long-term space plan for our U.S. operations.

•	We conducted an enterprise-wide risk management review and implemented plans for new systems and controls for our already robust risk management efforts.

•	While our investment portfolios experienced declines and net cash inflows declined in comparison to the prior year, on a relative basis compared to other financial services companies we suffered minimal adverse consequences to our financial condition and business from the dramatic market conditions faced in 2008.
In addition, the committee recognized that management has continued to create an environment of cooperation and collaboration among its employees while recognizing and rewarding individual achievement. Further, the committee believes that the firm’s reputation of high integrity has been maintained.
Annual Incentive Compensation Pool
All of our NEOs participated in our Annual Incentive Compensation Pool approved by Price Group’s stockholders at their 2003 annual meeting. The Annual Incentive Compensation Pool is designed to coordinate the maximum bonus for an NEO with our performance over a calendar year. It provides for a bonus pool based on “adjusted earnings,” which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy.
The bonus pool under the Annual Incentive Compensation Pool is funded in an amount equal to 6% of “adjusted earnings” up to $50 million, plus 8% of the amount by which “adjusted earnings” exceed $50 million. Early in 2008, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers and Bernard each at a level of up to 18% of the bonus pool, Mr. Stromberg at a level of up to 14% of the bonus pool, and Mr. Moreland at a level of up to 7% of the bonus pool. Other senior officers of the company participate in the remainder of the pool. The percentages set a maximum amount that could be awarded under the terms of the Annual Incentive Compensation Pool to each NEO, and reflect an expectation of possible relative participation in that pool by the NEOs based largely on their respective roles. In setting the percentages, the Executive Compensation Committee considered it likely that it would exercise discretion consistent with past practice to pay lower than the maximum amount after assessing the overall contribution and performance of the NEOs and other compensation levels within the company.
Individual bonuses awarded by the Executive Compensation Committee for 2008 are detailed in the Summary Compensation Table on page 19 under the column labeled “Non-Equity Incentive Plan Compensation.” The Executive Compensation Committee determined these bonus amounts based on a variety of factors, including the assessment factors discussed above under Incentive Compensation. In addition, the Executive Compensation Committee considered in the case of Messrs. Kennedy, Rogers, and Bernard their joint responsibility for the overall management and direction of the company and the overall relative performance of the company during a difficult economic environment. The committee considered also in the case of Mr. Kennedy his responsibility and performance as chief executive officer and president of the company; in the case of Mr. Rogers his responsibility as chairman of the board and his investment responsibilities and performance as chief investment officer; and in the case of Mr. Bernard his responsibility for interactions with the company’s sponsored mutual fund boards and marketing and distribution matters. Lastly, the committee considered in the case of Mr. Stromberg his responsibility to manage the U.S. equity investment management group of the company, his recently expanded responsibilities to oversee the global equity management group and his participation on the Management Committee; and in the case of Mr. Moreland his performance as chief financial officer.
The incentive bonus award to each NEO was considerably less than the maximum available to him under the 2008 bonus pool and materially less than the bonus awards to the NEOs in 2007. In setting the bonus amounts for 2008, we took note of the fact that the percentage reduction for the NEOs from the prior year was on a relative basis greater than the percentage reduction year over year in the company’s net income and also was greater than the relative reduction in bonuses paid to other senior officers.

In considering these factors and making these determinations, the committee reviewed competitive data regarding compensation at peer companies in the investment management and other financial services industries. While we do not benchmark compensation levels, we use this information to gain a general understanding of current compensation practices. In this regard, FWCook provided the Executive Compensation Committee with compensation data for a competitive group comprised of 10 asset management companies and 10 financial services companies. In addition, management made available to the committee detailed compensation data provided by McLagan Partners relevant from a competitive standpoint to compensation set for other senior officers of the company. The committee noted in its deliberations that it looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain a collaborative environment. The committee retains discretion to pay additional incentive compensation or bonuses outside of the Annual Incentive Compensation Pool but did not do so in 2008 and does not currently expect to do so in 2009.
Bonuses under the Annual Incentive Compensation Pool are structured to be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly-held corporations the federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated officers during a fiscal year, other than the chief financial officer, unless the compensation is “performance-based.” We believe that the Annual Incentive Compensation Pool satisfies the “performance-based” requirements of Section 162(m); however, there can be no assurance that we will be able to achieve such deductibility in the future.
Stock Option Awards
We also consider it crucial to maintain a strong association between our NEO compensation and our stockholders’ long-term interests. We believe that our equity compensation program is a significant factor in achieving this goal. Equity compensation is intended to represent a material portion of our NEOs’ total compensation.
Although the Executive Compensation Committee has the authority to grant stock appreciation rights and restricted stock awards in addition to stock options, options have been the primary form of equity compensation and the only awards that have been made to our NEOs. We have historically used stock options rather than other forms of equity compensation for our NEOs; however, we may grant restricted stock awards to our NEOs in the future. As part of our annual award program, we granted our NEOs options to purchase an aggregate of 425,000 shares of our common stock, representing 8% of all options we awarded to employees in 2008. The foregoing percentage excludes replenishment options which were automatically granted when shares already owned were relinquished in payment of the exercise price of an outstanding non-qualified option granted prior to November 2004. The company ceased granting options with a replacement feature after October 2004. In determining these option grants, the committee took into account, among other factors, the existing share ownership levels of our NEOs.
With the exception of grants to new employees and replenishment grants, all equity grants to employees, including the option grants to our NEOs, were made on September 4, 2008 at a regularly scheduled meeting of the Executive Compensation Committee. All options awarded on that date have a per share exercise price equal to the grant-date fair value of $57.08. Since the options vest ratably over five years and will not be fully exercisable until 2013, we believe the option grants provide added incentive for our management team to strive for continued long-term growth and profitability. The timing of replenishment grants, which are discussed in greater detail on page 22, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The Management Compensation Committee, pursuant to authority delegated to it by the Executive Compensation Committee, granted equity awards to a few non-executive new hires. All new employee grants were awarded on the first business day of the month following the start of employment.

Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines provide that our NEOs and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The stated ownership multiples are 10 times base salary for the President, Vice Chairman and Chairman, five times base salary for other members of our Management Committee, and three times base salary for other executive officers.
Defined Contribution Plan
Our U.S. retirement program provides retirement benefits based on the investment performance of each participant’s account. For 2008, we contributed $149,550 to this program for our NEOs as a group. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees, including NEOs.
Post-Employment Payments
We have not entered into agreements with any of our NEOs, so we do not anticipate making any post-employment payments to them. All existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans include a provision that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change in control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee can modify or rescind this provision, or adopt other acceleration provisions. See our Outstanding Equity Awards Table on page 22 for further details.
Perquisites and Other Personal Benefits
As a general rule, we do not provide significant perquisites and other personal benefits to our executive officers. However, we will provide temporary housing as well as security protection to our executive officers and their families as circumstances dictate. The cost of these arrangements, if any, is included in the Summary Compensation table on page 19.
Summary Compensation Table (1)
The following table summarizes the total compensation of our named executive officers, who are the chief executive officer, the chief financial officer and our three other most highly compensated executive officers.

					Non-equity
Name and Principal				Option	incentive plan	All other
Position	Year	Salary	Bonus	Awards(2)	compensation(4)	compensation(5)	Total

James A.C. Kennedy	2008	$350,000		$1,314,718 (3)	$3,850,000	$53,970	$5,568,688
Chief Executive Officer	2007	$350,000		$1,361,386	$5,750,000	$281,249	$7,742,635
and President	2006	$350,000		$975,626	$4,300,000	$57,161	$5,682,787

Brian C. Rogers	2008	$350,000		$2,134,573	$3,850,000	$194,454	$6,529,027
Chairman and Chief	2007	$350,000		$2,012,738	$6,250,000	$279,087	$8,891,825
Investment Officer	2006	$350,000		$1,953,759	$4,800,000	$121,374	$7,225,133

Edward C. Bernard	2008	$350,000		$1,571,038	$3,500,000	$54,082	$5,475,120
Vice Chairman and	2007	$350,000		$1,712,006	$5,000,000	$57,915	$7,119,921
President, T. Rowe	2006	$350,000		$1,651,453	$3,800,000	$57,161	$5,858,614
Price Investment Services

William J. Stromberg	2008	$350,000		$1,385,125	$3,400,000	$53,678	$5,188,803
Director of Equities and	2007	$350,000		$1,542,854	$4,400,000	$57,066	$6,349,920
Director of Global
Equity Research

Kenneth V. Moreland	2008	$350,000		$618,934	$475,000	$55,462	$1,499,396
Chief Financial Officer	2007	$350,000		$525,940	$650,000	$59,435	$1,585,375
	2006	$350,000	$500,000	$431,090		$48,661	$1,329,751

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2008, 2007 and 2006, except with respect to Mr. Stromberg, who was not an NEO in 2006. All other columns have been omitted.

(2)	Represents the compensation expense recognized in our financial statements relating to stock options awarded to each NEO. We recognize the grant-date fair value, estimated using the Black-Scholes option-pricing model in compensation expense over the vesting periods of options granted. Each year our financial statements reflect compensation expense relating to options granted during the current year as well as options granted in prior years that remain unvested at the beginning of the current year. Accordingly, the 2008 amounts in the table include a portion of the grant-date fair value of each option awarded as part of our 2003 through 2008 annual award programs. Each 2008 amount for Messrs. Rogers, Bernard, Stromberg, and Moreland also includes the full grant-date fair value of 2008 replenishment grants since they vest immediately. In contrast, the Grants of Plan-Based Awards table on page 21 presents the full grant-date fair value of each option granted during 2008 that will be recognized as compensation cost in our financial statements over their vesting period through 2013. The following represents the weighted-average assumptions used to determine the full grant-date fair value for grants awarded in the years indicated:

	2003	2004	2005	2006	2007	2008

Expected life in years	5.5	5.2	5.5	5.5	5.4	5.9
Expected volatility	35%	33%	29%	26%	23%	24%
Dividend yield	1.5%	1.7%	1.7%	1.7%	1.7%	1.7%
Risk-free interest rate	3.6%	3.7%	4.2%	4.6%	4.3%	3.1%

A further description of these assumptions is included in Significant Accounting Policies for Stock Awards and Options on page 34 of the 2008 Annual Report to Stockholders.

(3)	Amount includes the compensation cost recognized in our financial statements related to stock options that were transferred in 2008 to a limited liability company controlled by Mr. Kennedy.

(4)	Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2008 Annual Incentive Compensation Pool. See our Compensation Discussion and Analysis and the Grants of Plan Based Awards Table for more details of the workings of this plan.

(5)	The following types of compensation are included in the all other compensation column for 2008:

			Matching
		Directors’	contributions			Perquisites
	Contributions	fees	to stock	Matching gifts		and other
	to retirement	paid by	purchase	to charitable	Tax	personal
	program	subsidiary	plan (a)	organizations (b)	reimbursed (c)	benefits (d)

James A.C. Kennedy	$29,910		$4,000	$20,000	$60
Brian C. Rogers	$29,910	$1,500		$20,000	$60	$142,984
Edward C. Bernard	$29,910		$4,000	$20,000	$172
William J. Stromberg	$29,910		$3,708	$20,000	$60
Kenneth V. Moreland	$29,910	$1,500	$4,000	$20,000	$52

(a)	Matching contributions paid under our Employee Stock Purchase Plan are offered to all employees of Price Group and its related affiliates.

(b)	NEOs, directors, and all employees of Price Group and its related affiliates are eligible to have our sponsored T. Rowe Price Associates Foundation, Inc. match personal gifts up to an annual limit to qualified charitable organizations. For 2008, all of the NEOs were eligible to have up to $20,000 matched.

(c)	Represents the reimbursement of their estimated tax liability associated with the receipt of service anniversary and other gifts totaling less than $250.

(d)	As described in the Compensation Discussion & Analysis on page 15, we provide temporary security and temporary housing to our NEO’s as circumstances dictate. In 2008, we provided $116,041 in temporary security and $18,400 in temporary housing for Mr. Rogers and his family. His remaining amount includes costs of less than $10,000 incurred by Price Group under programs available to all NEOs for executive health benefits, parking, and spousal participation in events held in connection with a Price Group board meeting. For each of the other NEOs, their aggregate perquisites and other personal benefits were less than $10,000.
2008 Grants of Plan-Based Awards Table (1)
The following table provides information concerning each plan-based award granted in 2008 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

						Exercise
			Estimated Possible Payouts		Number of Securities	Price of Option	Grant Date
			under Non-Equity Incentive Plan Awards		Underlying	Awards	Fair
Name	Grant Date		Threshold	Maximum(2)	Options	per Share	Value(5)

James A.C. Kennedy	02/13/08		$—	$11,285,280
	09/04/08	(3)			100,000	$57.08	$1,448,800

Brian C. Rogers	02/13/08		$—	$11,285,280
	02/29/08	(4)			6,709	$50.53	$44,011
	05/01/08	(4)			48,939	$61.76	$426,748
	06/13/08	(4)			33,194	$62.83	$306,713
	09/04/08	(3)			100,000	$57.08	$1,448,800

Edward C. Bernard	02/13/08		$—	$11,285,280
	09/04/08	(3)			100,000	$57.08	$1,448,800
	09/19/08	(4)			22,496	$65.01	$213,937

William J. Stromberg	02/13/08		$—	$8,777,440
	04/28/08	(4)			13,755	$60.56	$122,007
	09/04/08	(3)			90,000	$57.08	$1,303,920

Kenneth V. Moreland	02/13/08		$—	$4,388,720
	04/30/08	(4)			8,096	$58.56	$69,140
	09/04/08	(3)			35,000	$57.08	$507,080

(1)	Includes only those columns relating to plan-based awards granted during 2008. All other columns have been omitted.

(2)	For 2008, the Executive Compensation Committee awarded significantly less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 19 under “Non-Equity Incentive Plan Compensation.” The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2008 Annual Incentive Compensation Pool based on our 2008 audited financial statements. See our Compensation Discussion and Analysis and the narrative below for more details. The Executive Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met.

(3)	Represents stock options granted as part of our annual award program. These options were awarded from the 2001 and 2004 Stock Incentive Plans, which were approved by our stockholders on April 5, 2001 and April 8, 2004, respectively. Vesting of these options is based on the named executive officer continuing to render service and occurs at a rate of 20% per year from the date of grant.

(4)	Represents a replenishment grant that vests immediately. All replenishment grants were awarded from our 2004 Stock Incentive Plan. The timing of replenishment grants, which are discussed in further detail below, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price.

(5)	Represents the full grant-date fair value computed using the Black-Scholes option-pricing model. A description of the assumptions used for volatility, risk-free interest rate, dividend yield, and expected life to determine the grantdate fair value is included in Significant Accounting Policies for Stock Awards and Options on page 34 of the 2008 Annual Report to Stockholders as well as in footnote two to the Summary Compensation Table on page 19. As described in footnote two to the Summary Compensation Table, the grant-date fair value of each option appears as compensation expense in our financial statements over the vesting period and will be reflected in the Summary Compensation Table for each year it is recognized in our financial statements.
The Annual Incentive Compensation Pool was funded based on income before taxes of $796.2 million as reported in our audited consolidated statement of income on page 29 of our 2008 Annual Report to Stockholders, without any adjustment. The total bonus pool based on the calculation detailed in the Compensation Discussion and Analysis on page 15 was, therefore, $62.7 million. Early in 2008, the Executive Compensation Committee approved the participation of Messrs. Kennedy, Rogers, and Bernard each at a level up to 18% of the bonus pool, Mr. Stromberg at a level of up to 14% of the bonus pool and Mr. Moreland at a level of up to 7% of the bonus pool.
Stock options granted under our annual award program are granted at the fair market value on the date of grant and become exercisable in five equal increments on the first through fifth anniversaries of the grant date. Replenishment grants, which are made available only in conjunction with non-qualified options originally granted prior to November 2004, allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may themselves be exercised until the expiration date of the option exercised. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. The company ceased granting options with a replenishment feature after October 2004.
Outstanding Equity Awards Table at December 31, 2008 (1)
The following table shows information concerning option awards outstanding at December 31, 2008, for each NEO. There is a provision in all existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

	Number of
	Securities Underlying
	Unexercised Options				Option	Option
Name	Exercisable		Unexercisable(10)		Exercise Price	Expiration Date

James A.C. Kennedy	153,400	(3)			$15.375	09/03/09
	155,000	(3)			$19.500	11/20/10
	112,400	(3)			$12.850	09/21/11
	92,800	(3)			$13.670	07/30/12
	80,000	(3)			$21.725	12/11/13
	15,400				$21.725	12/11/13
	60,000	(3)			$30.775	12/20/14
	20,000		20,000	(4)	$30.775	12/20/14
	60,000	(3)	40,000	(6)	$32.620	10/03/15
	40,000		60,000	(7)	$46.190	11/01/16
	20,000		80,000	(8)	$50.020	09/06/17
			100,000	(9)	$57.080	09/04/18

Brian C. Rogers	60,585	(2)			$49.080	09/03/09
	48,939	(2)			$61.760	11/20/10
	34,350	(2)			$36.660	09/21/11
	31,832	(2)			$41.225	07/30/12
	10,635	(2)			$41.130	07/30/12
	6,709	(2)			$50.530	07/30/12
	33,194	(2)			$62.830	12/11/13
	96,000		24,000	(4)	$30.775	12/20/14
	66,000		44,000	(6)	$32.620	10/03/15
	40,000		60,000	(7)	$46.190	11/01/16
	20,000		80,000	(8)	$50.020	09/06/17
			100,000	(9)	$57.080	09/04/18

	Number of Securities
	Underlying Unexercised					Option
	Options				Option Exercise	Expiration
Name	Exercisable		Unexercisable(10)		Price	Date

Edward C. Bernard	71,789	(2)			$41.420	09/03/09
	70,000				$19.500	11/20/10
	16,078	(2)			$60.640	11/20/10
	22,496	(2)			$65.010	11/20/10
	37,262	(2)			$33.105	09/21/11
	12,258	(2)			$33.545	09/21/11
	4,031	(2)			$49.080	09/21/11
	26,426	(2)			$33.105	07/30/12
	13,040	(2)			$33.545	07/30/12
	10,561	(2)			$41.420	07/30/12
	5,590	(2)			$60.640	07/30/12
	120,000				$21.725	12/11/13
	96,000		24,000	(4)	$30.775	12/20/14
	66,000		48,000	(6)	$32.620	10/03/15
	40,000		66,000	(7)	$46.190	11/01/16
	20,000		80,000	(8)	$50.020	09/06/17
			100,000	(9)	$57.080	09/04/18

William J. Stromberg	78,150	(2)			$36.180	11/20/10
	18,378	(2)			$20.975	09/21/11
	17,800	(2)			$21.450	09/21/11
	21,126	(2)			$36.495	09/21/11
	5,520	(2)			$52.140	09/21/11
	16,948	(2)			$24.195	07/30/12
	22,474	(2)			$36.495	07/30/12
	9,358	(2)			$43.820	07/30/12
	5,146	(2)			$60.560	07/30/12
	19,400				$21.725	12/11/13
	30,000	(2)			$52.140	12/11/13
	8,609	(2)			$60.560	12/11/13
	88,000		22,000	(4)	$30.775	12/20/14
	60,000		40,000	(6)	$32.620	10/03/15
	40,000		60,000	(7)	$46.190	11/01/16
	18,000		72,000	(8)	$50.020	09/06/17
			90,000	(9)	$57.080	09/04/18

Kenneth V. Moreland	3,600		8,000	(5)	$26.940	04/01/14
	8,096	(2)			$58.560	04/01/14
	40,000		10,000	(4)	$30.775	12/20/14
	30,000		20,000	(6)	$32.620	10/03/15
	16,000		24,000	(7)	$46.190	11/01/16
	8,000		32,000	(8)	$50.020	09/06/17
			35,000	(9)	$57.080	09/04/18

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2008. All other columns have been omitted.

(2)	Represents a replenishment grant that vests immediately. For more information regarding replenishment grants, please refer to the discussion on page 22.

(3)	Exercisable options transferred in 2008 to a limited liability company controlled by Mr. Kennedy.

(4)	Vests in full on 12/20/2009.

(5)	Vests in full on 04/01/2009.

(6)	Vesting occurs 50% on each of 10/03/2009 and 10/03/2010.

(7)	Vesting occurs 33 1/3% on each of 11/01/2009, 11/01/2010, and 11/01/2011.

(8)	Vesting occurs 25% on each of 09/06/2009, 09/06/2010, 09/06/2011 and 09/06/2012.

(9)	Vesting occurs 20% on each of 09/04/2009, 09/04/2010, 09/04/2011, 09/06/2012 and 09/04/2013.

(10)	Assuming that a change-in-control of the company had caused the vesting of these options to accelerate as currently contemplated under the terms of our 2001 and 2004 Stock Incentive Plans, the potential amount, as of December 31, 2008, that would be realized upon the exercise of the vested options would be $206,100 in the case of Mr. Kennedy; $236,040 in the case of Messrs. Rogers, and Bernard; $215,430 in the case of Mr. Stromberg; and $171,050 in the case of Mr. Moreland. The amounts are calculated using the difference between the exercise price of the options and the closing price of our common stock on December 31, 2008.
2008 Option Exercises Table (1)
The following table shows aggregated stock option exercises in 2008 and the related value realized on those exercises for each of the NEOs. The value realized on exercise is the difference between the market price of the underlying securities on the date of exercise and the exercise price, multiplied by the number of shares acquired.

	Number of Shares
Name	Acquired on Exercise(2)(4)	Value Realized on Exercise

James A.C. Kennedy	188,882 (3)	$2,785,592
Brian C. Rogers	299,800	$11,700,788
Edward C. Bernard	120,306	$4,134,975
William J. Stromberg	122,462	$4,465,288
Kenneth V. Moreland	17,600	$556,512

(1)	Includes only those columns relating to 2008 option exercises. All other columns have been omitted.

(2)	Represents the total number of shares underlying the exercised stock options.

(3)	Of these shares, 164,400 shares were exercised by a limited liability company controlled by Mr. Kennedy. The value realized on these exercises was $2,539,335.

(4)	For some NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares for taxes. The net shares received were as follows:

Brian C. Rogers	135,305
Edward C. Bernard	34,505
William J. Stromberg	43,068
Kenneth V. Moreland	6,163
Equity Compensation Plan Information
The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2008. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.

	Number of Securities		Number of Securities
	to be Issued Upon Exercise		Remaining Available for
	of Outstanding Options	Weighted-Average	Future Issuance Under
	and Vesting of	Exercise Price of	Equity Compensation
Plan Category	Restricted Stock Units	Outstanding Options	Plans

Equity Compensation Plans Approved by Stockholders	39,278,775 (1)	$36.52 (1)	20,731,964 (2)

(1)	Includes 241,034 shares that may be issued upon settlement of outstanding restricted stock units. The weighted-average exercise price pertains only to the 39,037,741 outstanding options.

(2)	Includes shares that may be issued under our 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and 2007 Non-Employee Director Equity Plan, and 3,360,000 shares that may be issued under our Employee Stock Purchase Plan. No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2004 Stock Incentive Plan. The 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan both allow for the grant of stock options, stock appreciation rights, and stock awards including restricted stock and restricted stock units. The maximum number of shares that may be issued in connection with future stock awards is 2,000,000 under the 2004 Stock Incentive Plan and 918,750 under the 2001 Stock Incentive Plan.
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
In this report, the terms “we” and “our” refer to the members of the Executive Compensation Committee, each of whom is listed at the end of this report.
As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 15 of this proxy statement. Based on such review and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Donald B. Hebb, Jr., Chairman James T. Brady J. Alfred Broaddus, Jr. Dr. Alfred Sommer Dwight S. Taylor Anne Marie Whittemore
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
The Audit Committee reappointed KPMG as Price Group’s independent registered public accounting firm for 2009 at its January 2009 meeting, and submits this reappointment for ratification by our stockholders. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001.
Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Recommendation of the Board of Directors; Vote Required
We recommend that you vote FOR Proposal 2, the ratification of the appointment of KPMG as our independent registered public accounting firm for 2009. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2009 unless otherwise specified. In order to be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. In the event Proposal 2 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm
The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2007 and 2008. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

Type of Fee	2007	2008

Audit Fees (1)	$1,003,499	$994,732
Audit-Related Fees (2)	56,409	47,674
Tax Fees (3)	429,646	672,206
All Other Fees (4)	67,085	60,975

	$1,556,639	$1,775,587

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2007 and 2008.

(2)	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2007 and 2008, these services included audits of several affiliated entities such as corporate retirement plans and accounting consultations regarding new accounting requirements.

(3)	Aggregate fees charged for tax compliance, planning and consulting.

(4)	Aggregate fees charged for an attestation engagement related to our compliance with Global Investment Performance
Presentation Standards. The 2007 amount also includes the cost to attend executive education courses.
AUDIT COMMITTEE PRE-APPROVAL POLICIES
The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:
•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s Chief Executive Officer, Chief Financial Officer, or Director of Internal Audit prior to submission to the Audit Committee.

•	The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held five meetings during 2008. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of Price Group’s internal control over financial reporting. We appointed KPMG as Price Group’s independent registered public accounting firm for 2008 after reviewing that firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2008 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2009 at our January 2009 meeting after conducting the same set of reviews.
In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2008 Annual Report on Form 10-K and in the 2008 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, Communication with Audit Committees, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.
We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2008. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal control over financial reporting.
We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.
In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

James T. Brady, Chairman J. Alfred Broaddus, Jr. Dwight S. Taylor
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
Qualified stockholders who wish to have proposals presented at the 2010 annual meeting of stockholders must deliver them to Price Group by October 28, 2009, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
Any stockholder proposal or director nomination for our 2010 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 9, 2009, or after January 8, 2010. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2010 annual meeting.
All proposals and nominations must be delivered to our Corporate Secretary at 100 E. Pratt Street, Mail Code BA-1099, Baltimore, MD 21202.
Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:
1)	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com.

2)	Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3)	The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.
STOCKHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple stockholders in your household unless you request otherwise. We will promptly deliver a separate copy of our 2008 Annual Report to Stockholders or this proxy statement to you if you share an address subject to householding. Please contact our Corporate Secretary at 100 East Pratt Street, Mail Code BA-1099, Baltimore, MD 21202, or by telephone at 410-345-7733.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

T. ROWE PRICE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 8, 2009, at 10:00 a.m.
THE T. ROWE PRICE CORPORATE CAMPUS
4515 Painters Mill Road
Owings Mills, Maryland 21117-4903
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS
     From the north: Take I-83 south to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
     From the south: Take I-83 north to I-695 (Baltimore Beltway) west (toward Pikesville). Take Exit 19 to I-795 north to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
     From the east: Take I-695 (Baltimore Beltway) west to Exit 19 north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
     From the west: Take I-70 east to I-695 (Baltimore Beltway) north (toward Towson). At Exit 19, proceed north onto I-795. Take I-795 to Exit 4. Bear left onto the ramp (Owings Mills Town Center) and bear left again at the next fork in the ramp so that you can turn left at the first light (Red Run Boulevard). Turn right at the second light onto Painters Mill Road and then left at the second light into the campus.
After entering the campus, follow the signs to the building where the annual meeting will be held. Free parking is available in the garage opposite the building.

T. ROWE PRICE GROUP, INC.
2009 Proxy
Revocable Proxy Solicited on Behalf of the Board of Directors
I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Wednesday, April 8, 2009, at 10:00 a.m., at offices of the company located at 4515 Painters Mill Road, Owings Mills, Maryland 21117-4903, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated February 25, 2009, and Price Group’s 2008 Annual Report to Stockholders.
This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AT THIS MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

PLEASE VOTE YOUR PROXY PROMPTLY. See reverse side for voting instructions.
00064901

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as
if you marked, signed and returned your proxy card.

INTERNET - www.eproxy.com/trow Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 7, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 7, 2009.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò     Please detach here     ò

The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Item 2.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

	1(a) Edward C. Bernard	☐	☐	☐	1	(f)	Brian C. Rogers	☐	☐	☐

	1(b) James T. Brady	☐	☐	☐	1	(g)	Dr. Alfred Sommer	☐	☐	☐

	1(c) J. Alfred Broaddus, Jr.	☐	☐	☐	1	(h)	Dwight S. Taylor	☐	☐	☐

	1(d) Donald B. Hebb, Jr.	☐	☐	☐	1	(i)	Anne Marie Whittemore	☐	☐	☐

	1(e) James A.C. Kennedy	☐	☐	☐

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.						☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:							Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.